Exhibit O

FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT (this “Amendment”) is dated as of April 21, 2004, among Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), Mellon Ventures, L.P., S.P. Johnson IV, Frank A. Wojtek, Steven A. Webster, Douglas A.P. Hamilton, Paul B. Loyd, Jr. and DAPHAM Partnership, L.P. (the “Shareholders”). Capitalized terms used but not otherwise defined in this Amendment should have the meanings given such terms in the Shareholders Agreement dated as of February 20, 2002 by and among the Company and the Shareholders (the “Agreement”).

WITNESSETH:

WHEREAS, the Company and the Shareholders desire to amend the Agreement to delete Douglas A.P. Hamilton, Paul B. Loyd, Jr. and DAPHAM Partnership, L.P. as Shareholders, Original Founder Shareholders, signatories and parties thereto;

WHEREAS, Section 5.1 of the Agreement provides that, subject to certain exceptions, an amendment of a provision of the Agreement requires the prior written consent of the Company, the Requisite Founder Shareholders and the Requisite Investors;

WHEREAS, the undersigned Founder Shareholders hold in the aggregate in excess of 50% of the outstanding shares of Common Stock held by all Founder Shareholders as of the date of this Amendment, and therefore qualify as the Requisite Founder Shareholders;

WHEREAS, the undersigned Investors hold in the aggregate in excess of 50% of the Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants, and therefore qualify as the Requisite Investors;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1. Effective as of the date hereof, the Agreement is hereby amended to delete Douglas A. P. Hamilton, Paul B. Loyd, Jr. and DAPHAM Partnership, L.P. (each, an “Exiting Shareholder”) as Shareholders, Original Founder Shareholders, signatories and parties thereto, and as a result of this Amendment, no Exiting Shareholder shall have, from and after the effective date of this Amendment, any rights or obligations under the Agreement.

2. The parties hereto acknowledge that the terms of the Agreement, as amended by this Amendment, shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York except to the extent of internal corporate matters, which shall be governed by the provisions of the applicable law of the State of Texas. This Amendment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Company:

Carrizo Oil & Gas, Inc.

By:	/s/ PAUL F. BOLING
Name:	Paul F. Boling
Title:	Chief Financial Officer, Vice President, Secretary and Treasurer

Investors:

Mellon Ventures, L.P.

By:	MVMA, L.P., its general partner

	By:	MVMA, Inc., its general partner

		By:	/s/ MARC COLE
		Name:	Marc Cole
		Title:	Vice President

Original Founder Shareholders:

/s/ S.P. JOHNSON IV
S.P. Johnson IV

/s/ FRANK A. WOJTEK
Frank A. Wojtek

/s/ STEVEN A. WEBSTER
Steven A. Webster

/s/ DOUGLAS A.P. HAMILTON
Douglas A.P. Hamilton

/s/ PAUL B. LOYD, JR.
Paul B. Loyd, Jr.

DAPHAM Partnership, L.P.

By:	/s/ VERONICA A. LAVOUN
Name:	Veronica A. LaVoun